Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Adaptimmune Therapeutics plc (formerly Adaptimmune Therapeutics Limited):

We consent to the use of our report dated March 17, 2015, with respect to the balance sheet of Adaptimmune Therapeutics Limited as of December 31, 2014 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Reading, United Kingdom
27 April 2015